Exhibit 99.1

LOUD Technologies Inc.	16220 Wood-Red Road NE $ Woodinville, WA 98072 USA$ TEL 800.258.6883 $ FAX 425.487.4337
www.loudtechinc.com

Company Contact:	Investor Contact:
Tim O’Neil	Berkman Associates
Chief Financial Officer	310.826.5051
425.487.4333	info@BerkmanAssociates.com

LOUD Technologies Reports

2005 Net Income on Revenue of $204.3 Million

WOODINVILLE, Washington — March 17, 2006 — LOUD Technologies Inc. (LOUD)  (NASDAQ:LTEC) today announced 2005 financial results.

“Our strategy to increase revenue and improve operating margins is beginning to deliver the results we anticipated,” said Chairman and CEO Jamie Engen. “The acquisition of St. Louis Music (SLM) in March 2005 made a significant contribution to our performance for the year. Just as important, the integration of SLM into LOUD’s operating platform has created many opportunities to enhance efficiencies and reduce costs in product development and sales and marketing that will continue to benefit the Company in the years ahead. Our improved financial performance also reflected our offshore manufacturing initiatives, which are yielding significant quality improvements and cost savings. We have yet to realize all of the benefits we expect to achieve from this program.

“While our work is not yet complete, during 2005 we made significant progress in all operating areas and developed an action plan that we believe will support further revenue and earnings gains in 2006. By continuing to leverage LOUD’s global distribution capability, expanding portfolio of famous-name branded products, and solid reputation for quality and innovation in the professional audio and music industries, we believe we can achieve our goal to deliver long-term value for our shareholders.”

Twelve Month Results (unaudited)

For the twelve months ended December 31, 2005, revenue increased 65.7% to $204.3 million from $123.3 million for 2004. Revenue for 2005 included $67.2 million attributable to St. Louis Music, Inc.

Operating income for 2005 increased to $8.5 million, or 4.2% of sales, compared to $1.3 million, or 1.1% of sales, for 2004. Income from continuing operations rose to $0.9 million, or $0.19 per diluted share, compared to a loss from continuing operations of $2.3 million, or $0.52 per share, for 2004.

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The LOUD Technologies Family of Brands

Net income for 2005 was $3.8 million, or $0.76 per diluted share, which included a gain on sale of the Company’s discontinued operations in Italy of $2.8 million (net of tax), or $0.57 per diluted share. This compares to a net loss for 2004 of $2.3 million, or $0.52 per share. Per-share amounts are adjusted for the 1-for-5 reverse stock split that was effective on November 17, 2005.

Fourth Quarter Results (unaudited)

For the three months ended December 31, 2005, revenue increased 55.8% to $56.1 million, which included revenue attributable to St. Louis Music of $22.7 million. Revenue for the fourth quarter of 2004 was $36.0 million.

Net income for the fourth quarter of 2005 was $1.7 million, or $0.35 per diluted share. This compares to net income for the fourth quarter of 2004 of $3.2 million, or $0.67 per diluted share. Results for the fourth quarter of 2004 were positively affected by the cessation of product delivery problems that had reduced sales and profitability in prior quarters.

About LOUD Technologies Inc.

LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products. As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, SIA and TAPCO, LOUD Technologies produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments. LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words - “believe”, “expect”, “anticipate”, “intend”, “will” and similar expressions are examples of words that identify forward-looking statements. These forward-looking statements are based on current expectations and assumptions based on information currently available to us. These forward-looking statements may be affected by the risks and uncertainties associated with our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements to conform them to actual results or changes in the Company’s expectations.